EXHIBIT 1

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                                  June 30, 1998

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Six Months Ended June 30, 1998 and 1997

                                      INDEX

         FINANCIAL STATEMENTS:

         Condensed Consolidated Balance Sheets                    1
         Condensed Consolidated Statements of Income              2
         Condensed Consolidated Statements of Cash Flows          3
         Notes to Condensed Consolidated Financial Statements     4

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining where its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                               June 30,     December 31,
             ASSETS                                              1998          1997
                                                                 ----          ----
Bonds at market value (amortized cost
   of $1,329,490 and $1,192,771)                              $1,369,513   $1,235,441
Equity investments at market value (cost
   of $16,367 and $20,405)                                        17,361       20,762
Short-term investments                                            62,900      103,926
                                                              ----------   ----------
     Total investments                                         1,449,774    1,360,129
Cash                                                              13,863       11,235
Deferred acquisition costs                                       179,437      171,098
Prepaid reinsurance premiums                                     190,946      173,123
Reinsurance recoverable on unpaid losses                           3,690       30,618
Receivable for securities sold                                     7,769       20,535
Other assets                                                      86,379       72,901
                                                              ----------   ----------
       TOTAL ASSETS                                           $1,931,858   $1,839,639
                                                              ==========   ==========
       LIABILITIES AND SHAREHOLDER'S EQUITY

Deferred premium revenue                                      $  648,561   $  595,196
Losses and loss adjustment expenses                               66,364       75,417
Deferred federal income taxes                                     52,520       59,867
Ceded reinsurance balances payable                                23,167       11,199
Payable for securities purchased                                  59,342       72,979
Long-term debt                                                    50,000       50,000
Accrued expenses and other liabilities                            82,279       77,121
                                                              ----------   ----------
          TOTAL LIABILITIES                                      982,233      941,779
                                                              ----------   ----------
Common stock (500 and 528 shares authorized, issued and
   outstanding; par value of $30,000 and $28,391 per share)       15,000       15,000
Additional paid-in capital                                       614,067      617,870
Accumulated other comprehensive income (net of deferred
   income tax provision of $14,076 and $15,059)                   26,140       27,968
Accumulated earnings                                             294,418      237,022
                                                              ----------   ----------
          TOTAL SHAREHOLDER'S EQUITY                             949,625      897,860
                                                              ----------   ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                    $1,931,858   $1,839,639
                                                              ==========   ==========

            See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (Dollars in thousands)

                                                      Six Months Ended June 30,
                                                      -------------------------
                                                        1998             1997
                                                        ----             ----
REVENUES:
   Net premiums written (net of premiums ceded of
      $43,512 and $37,427)                          $   100,068     $    94,679
   Increase in deferred premium revenue                 (35,695)        (42,344)
                                                    -----------     -----------
   Premiums earned (net of premiums ceded of
      $25,701 and $19,266)                               64,373          52,335
   Net investment income                                 36,022          32,886
   Net realized gains                                     8,478           1,384
   Other income                                             265           4,537
                                                    -----------     -----------
                       TOTAL REVENUES                   109,138          91,142
                                                    -----------     -----------
EXPENSES:
   Losses and loss adjustment expenses (net of
      reinsurance recoveries of $(6,868) and $2,438)      2,094           4,441
   Policy acquisition costs                              16,914          13,349
   Other operating expenses                              11,372           8,387
                                                    -----------     -----------
                       TOTAL EXPENSES                    30,380          26,177
                                                    -----------     -----------
INCOME BEFORE INCOME TAXES                               78,758          64,965
Provision for income taxes                               21,363          17,766
                                                    -----------     -----------
          NET INCOME                                     57,395          47,199
                                                    -----------     -----------

Other comprehensive income, net of tax:
   Unrealized gains (losses) on securities:
      Unrealized holding gains arising during period      3,683           3,677
      Less:  reclassification adjustment for
         gains included in net income                    (5,511)           (900)
                                                    -----------     -----------
   Other comprehensive income                            (1,828)          2,777
                                                    -----------     -----------
      COMPREHENSIVE INCOME                          $    55,567     $    49,976
                                                    ===========     ===========

            See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                         1998            1997
                                                         ----            ----
Cash flows from operating activities:
   Premiums received, net                           $   116,661     $    98,426
   Policy acquisition and other operating
     expenses paid, net                                 (41,315)        (33,988)
   Recoverable advances received (paid)                   4,561            (443)
   Loss and LAE recovered (paid), net                    15,672          (2,332)
   Net investment income received                        31,989          29,487
   Federal income taxes paid                            (30,584)         (6,152)
   Other, net                                            (3,597)          1,370
                                                    -----------     -----------
        Net cash provided by operating activities        93,387          86,368
                                                    -----------     -----------
Cash flows from investing activities:
   Proceeds from sales of bonds                         818,324         470,721
   Purchases of bonds                                  (943,776)       (482,437)
   Other                                                                  4,086
   Purchases of property and equipment                     (550)         (1,638)
   Net decrease (increase) in short-term securities      43,743         (56,935)
                                                    -----------     -----------
        Net cash used for investing activities          (82,259)        (66,203)
                                                    -----------     -----------
Cash flows from financing activities:
   Stock repurchase                                      (8,500)         (7,000)
                                                    -----------     -----------

        Net cash used for financing activities           (8,500)         (7,000)
                                                    -----------     -----------
Net increase in cash                                      2,628          13,165

Cash at beginning of period                              11,235           7,517
                                                    -----------     -----------
Cash at end of period                               $    13,863     $    20,682
                                                    ===========     ===========

          See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2. BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at June 30, 1998 and for all periods presented, have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1997 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results of operations for the periods ended June 30, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

3. COMPREHENSIVE INCOME

      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which requires that all components of other comprehensive income be classified by their nature in a financial statement and accumulated balances of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company is disclosing this information in its statements of income. Comprehensive income is defined as the change in shareholders' equity during a period from transactions and other events and circumstances from non-owner sources and includes net income and all changes in shareholders' equity except those from investments by owners and distributions to owners. This statement did not change the current accounting treatment for components of comprehensive income such as changes in unrealized gains or losses on securities available for sale.

4. RECENTLY ISSUED ACCOUNTING STANDARD

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS No. 133). FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The impact of FAS No. 133 on the Company has not yet been determined.


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